Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement filed by Shore Bancshares, Inc. on Form S-3 of our report dated March 20, 2014 with respect to the consolidated financial statements of Shore Bancshares, Inc. and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2013. We also hereby consent to the reference of our firm under the heading “Experts” in the prospectus.

/s/ Stegman & Company

Baltimore, Maryland

April 28, 2014